  Exhibit 99.1

Dolphin Digital Media Acquires PR Powerhouse 42West

New integrated entertainment and communications company combines content creation, marketing expertise, and digital savvy all under one roof

NEW YORK and LOS ANGELES – March 30, 2017 – /PRNewswire/ – Dolphin Digital Media (OTCBB: DPDM), a publicly-traded independent producer of premium feature films and digital content, today announced that it has acquired 42West, one of the largest independently-owned public-relations and marketing services firms in the entertainment industry. Under the terms of the transaction agreement, the aggregate consideration will be approximately $28 million, to be paid in shares of Dolphin common stock. The aggregate consideration includes performance-based contingent consideration of up to $9.3 million to be paid over a three year period.

“From the standpoint of content creation, having a quality marketing strategy and the ability to execute it are as important as the quality of the product itself,” said Dolphin Digital Media CEO Bill O’Dowd. “Simply put, you must be heard to be seen. In today’s highly competitive entertainment environment, with billions of dollars spent annually on the production and marketing of feature films and more than 500 original scripted television and digital series available to the consumer each year, 42West’s experience and expertise are invaluable. Bringing them into the Dolphin family will give us the ability to evaluate any project’s marketing potential prior to its greenlight, and further allow us to develop its marketing strategy prior to the start of production.”

“Leslee, Amanda, and Allan are industry leaders at the top of their game,“ added Mr. O’Dowd, referring to 42West principal partners Leslee Dart, Amanda Lundberg, and Allan Mayer. “They, along with their senior management team, have built 42West into a best-in-class entertainment marketing powerhouse that combines an unparalleled A-list celebrity client roster with an elite roll of corporate clients that includes virtually every major studio, pay television network, and important digital platform. This unique combination of individual and project marketing creates tremendous opportunities for strategic partnerships, from new content creation to consumer brands and beyond.”

“In Dolphin, we’ve found a kindred spirit as well as a strategic partner,” Dart, Lundberg, and Mayer said in a joint statement. “At a time of enormous innovation in the entertainment and media industries, we’re delighted to be joining up with a ground-breaking, accomplished organization that can provide us with the broad platform and ample resources to take full advantage of the many exciting opportunities before us. In particular, we look forward to developing our capabilities in content creation, which will enable us to create additional value for our clients. Bill O’Dowd and his team at Dolphin understand and appreciate what we do, and together we'll be able to execute at an even higher level.”

 “We believe this transaction also provides strong financial benefits for the combined company,” said Mr. O’Dowd. “We’ve been extremely impressed with 42West's profitability and consistent revenue growth, and with the significant percentage of recurring revenue from its large stable of loyal clients.”

As a wholly-owned subsidiary of Dolphin Digital Media, 42West will continue to focus on talent publicity; movie, TV, and digital content marketing; multi-cultural marketing; and strategic communications counsel for the entertainment industry, operating under its own name, led by its existing management team, out of its existing offices in New York and Los Angeles, with Dart, Lundberg, and Mayer serving as co-chief executive officers.

Canaccord Genuity served as exclusive financial advisor to Dolphin Digital Media.  Greenberg Traurig LLP served as legal counsel to Dolphin Digital Media and Davis & Gilbert LLP served as legal counsel to 42West.

This press release does not constitute an offer of any securities for sale. The shares of common stock to be issued in the acquisition have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Dolphin Digital Media
Headquartered in Miami, Dolphin Digital Media, Inc. has been a pioneer in the digital entertainment space, producing some of the online world’s best series with leading talent both in front of and behind the cameras. Its productions have been delivered to over 500 million homes in 125 countries, and include the popular "South Beach" series on Hulu; "Aim High," starring Jackson Rathbone and Aimee Teegarden (AOL), "H+: The Digital Series" from Bryan Singer (YouTube), and "Cybergeddon" from Anthony E. Zuiker starring Missy Peregrym and Olivier Martinez (Yahoo). Its sister company, Dolphin Entertainment, is one of the world’s leading producers of children’s and young adult live-action television programming.

About 42 West
42West grew out of The Dart Group, which was launched by Leslee Dart in 2004. Amanda Lundberg teamed up with Dart a few months later. In 2006, after Allan Mayer joined the partnership, the company was rechristened 42West. Since then, the firm’s PR professionals have developed and executed marketing and publicity strategies for hundreds of movies, television shows, and digital productions as well as for countless individual actors, filmmakers, recording artists, and authors. In addition 42West has also provided strategic communications counsel to a wide variety of high-profile individuals and corporate clients — ranging from movie and pop stars to major studios and media conglomerates. This past December, the New York Observer listed 42West as one of the top six most powerful PR firms of any kind in the United States.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding anticipated benefits related to the 42West acquisition, including potential synergies, growth prospects, financial and operational benefits, 42West’s future role in the combined company, as well as the expectation that the prior accomplishments of the 42West principals and the Company will translate into strategic partnership opportunities, added value and increased execution for the combined company. These statements made by the Company and/or the 42West principals are based upon their current expectations and are subject to certain risks and uncertainties that could cause actual results, performance or achievements to differ materially from those described in the forward-looking statements. These risks and uncertainties include the Company’s inability to realize the anticipated benefits of the acquisition, the Company’s inability to achieve synergies as planned, the inability of the combined company to generate sufficient revenues or achieve additional operating leverage and the potential loss of key clients and key employees (including 42West principals) as a result of the change of ownership, as well as other factors beyond the Company's control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including the Company's Annual Report on Form 10-K filed with the Commission on March 31, 2016 as updated by subsequent Quarterly Reports on Form 10-Qs and other current report filings.

Any forward-looking statements included in this press release are made only as of the date of this release. The Company does not undertake any obligation to update or supplement any forward-looking statements to reflect subsequent events or circumstances. The Company cannot assure you that projected results or events will be achieved.

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Contact:
Media
Mandy O'Donnell
Dolphin Digital Media
mandy@dolphindigitalmedia.com
917-620-0648

Investors
James Carbonara
Hayden IR
(646)-755-7412
james@haydenir.com
SOURCE: Dolphin Digital Media